Exhibit 10.2

SEPARATION, TRANSITION AND GENERAL RELEASE AGREEMENT

This Separation, Transition and General Release Agreement (“Separation Agreement”) is entered into between Vikram Verma (referred to as “Employee” or “you”), and 8x8, Inc. (referred to as “8x8” or the “Company”), regarding Employee’s separation of employment with 8x8. Together Employee and the Company are referred to as the “Parties” or individually as a “Party.”

Whereas, the Parties entered into an employment agreement on September 9, 2013, in which Employee accepted the job position of Chief Executive Officer of the Company, and such employment agreement was amended by the Parties on June 23, 2015 (such agreement, as amended, the “Employment Agreement”);

Whereas, the Company subsequently established the 2017 Executive Change-In-Control and Severance Policy as Amended and Restated as of January 31, 2019 (the “Severance Policy”), which overrode the severance provisions of Employee’s Employment Agreement and provided for the payment of severance and other benefits in connection with certain terminations of Employee’s employment, subject to the terms and conditions of the Severance Policy.

Whereas, the Company has made a determination to constructively terminate (hereinafter “separate” ) Employee’s employment with the Company, as that term is defined in the Severance Policy and provided that Employee executes this Separation Agreement in accordance with the terms herein, the Company will provide Employee with the Severance Policy’s compensation and benefits given his role as the CEO of the Company through 12:01 am Pacific Time on December 10, 2020 and also employ Employee as non-executive employee of the Company through the Transition Period for certain consideration set forth herein (as defined below), in each case in accordance with and subject to the terms of this Separation Agreement; and

Whereas, in connection with the separation of Employee’s employment with the Company, the Parties desire to enter into this Separation Agreement in order to set forth the terms of Employee’s separation and to provide for a smooth transition of Employee’s duties during the Transition Period and the terms and conditions pursuant to which the benefits contemplated by this Agreement shall be provided to Employee.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination Date.

a.

In consideration for signing this Separation Agreement, and in exchange for the promises, covenants and waivers set forth herein, and provided Employee has not revoked this Separation Agreement as set forth below, Employee’s employment with 8x8 will continue until, and terminate effective on April 15, 2021 (the “Termination Date”), provided, however, that Employee agrees to resign from his role as Chief Executive Officer and as a member of the Company’s Board of Directors, in each case as of 12:01 am Pacific Time on December 10, 2020 (the “D&O Resignation Date”). The period between the D&O Resignation Date and April 15, 2021 will be considered Employee’s “Transition Period.” Notwithstanding the foregoing, (i) the Company retains the right to terminate your employment during the Transition Period in the event you engage in any conduct that constitutes “Cause” and (ii) you retain the right to voluntarily resign during the Transition Period, provided that if such termination for Cause or resignation occurs prior to December 31, 2020, then in the case of both (i) and (ii), you shall not have any right to the payments and benefits described in Section 3 below or any severance payment pursuant to the Severance Policy. For purposes of the Transition Period, “Cause” for your termination shall be defined as any misconduct by you involving theft, embezzlement, dishonesty or moral turpitude resulting in material harm to the Company’s business or reputation.

b.	As of the close of business on the D&O Resignation Date, Employee shall no longer be a director or officer of the Company or any of its affiliates.

c.

As of the close of business on the Termination Date (or such earlier date that the Employee’s employment with the Company terminates pursuant to Section 1(a)), Employee shall no longer be an employee, agent, or representative of the Company or any of its affiliates. In each case, Employee agrees to take such actions and execute such documents as the Company may reasonably request in connection therewith.

2.	Transition Period and Transition Duties.

a.

The Company shall employ you as a non-executive employee from the D&O Resignation Date until the Termination Date, unless either Party terminates such engagement sooner in accordance with Section 16 hereof (such period, the “Transition Period”).

b.

During the Transition Period, your sole duties and obligations will be to respond to inquiries made to you by the Company’s Board of Directors and the Company’s new Chief Executive Officer (“CEO”) and his direct reports to assist in the smooth transition of the new CEO’s duties. You shall devote such time and effort as is reasonably necessary to perform the services required of you, which may vary from month to month, with the level of skill and care that is necessary and appropriate in connection with the performance of your duties, provided, however, that you will be available to provide up to twenty (20) hours of services per week, but in no event shall you provide services to the Company in excess of twenty percent (20%) of the services that you provided to the Company at any point in time prior to the D&O Resignation Date.

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3.

Payment and Benefits. The Parties hereby agree that subject to the terms hereof, you shall receive the payments and benefits provided for herein. Subject to your execution of and compliance with the terms of both this Separation Agreement and the Confidential Information, Non-Disclosure and Invention Assignment Agreement between 8x8 and Employee (the “IP Agreement”) attached hereto as Attachment A, the Company shall provide you with the payments and benefits set forth in this Section 3 as follows:

a.

On or before December 31, 2020, a lump sum severance payment in the amount of $787,500, which is equivalent to 150% of your annual base salary of $525,000 in effect at the time of the D&O Resignation Date;

b.

On January 15, 2021, the pro-rata portion of your fiscal year 2021 accrued bonus achievement earned under the Company’s Employee Bonus Plan as of December 31, 2020, subject to all required and authorized withholdings and deductions, including but not limited to, all applicable federal, state and local withholding taxes, with any such amount to be paid pursuant and subject to the terms of the Company’s Employee Bonus Plan, including, without limitation, satisfaction of any and all performance metrics. This amount shall not be considered a severance payment but rather the satisfaction of a deferred obligation owed by the Company to you.

c.

Provided that you elect to receive continuation of coverage as of the Termination Date under the Company’s group health insurance plans (including medical and dental insurance) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for the full premium amounts charged to you under COBRA for the continuation of such group health insurance coverage, for a period of eighteen (18) months following the Termination Date;

d.

The right, on the same basis as employees of the Company, for a period of eighteen (18) months following the Termination Date, to participate in and to receive benefits under any Company life, disability or other group insurance plans not described in Section 3(c), as well as under the Company’s educational assistance and other benefit plan and policies, to the extent such rights are available, or can be secured on commercially reasonable terms, under such plans and policies; and

e.

Continued vesting in your Time-Based Equity Awards, Stock Performance-Based Equity Awards and TSR Performance-Based Equity Awards (each as defined in the Policy) until the Termination Date at which time the unvested portions of such Stock Performance-Based Equity Awards and TSR Performance-Based Equity Awards shall be cancelled and forfeited to the Company for no consideration, and such Time-Based Equity Awards shall be immediately accelerated by twelve (12) months on the Termination Date with respect to any Time-Based Equity Awards that were not vested as of the Termination Date and you will have possession of those accelerated shares (86,162). You will forfeit the remaining unvested portion of any outstanding Time-Based Equity Awards as of the Termination Date (0 time based options and 13,823 time-based RSUs will be forfeited). Attachment B sets forth your vested and unvested Time-Based Equity Awards, Stock Performance-Based Equity Awards and TSR Performance-Based Equity Awards as of the Termination Date. Any Company stock options you hold that are vested as of the Termination Date (after taking into account the accelerated vesting described in this Section 3(e)) shall be exercisable until the nine (9)-month anniversary of the last day of the Transition Period (or the date either Party terminates such engagement before the final day of the Transition Period in accordance with Section 16 hereof) at which time they shall be cancelled and forfeited to the Company for no consideration, to the extent not yet exercised;

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f.

On or before December 31, 2020, a cash payment in an amount equal to $1,295,296, subject to all required and authorized withholdings and deductions, including but not limited to, all applicable federal, state and local withholding taxes;

g.

The employment compensation you received as CEO ($525,000 annually in a combination of cash and stock) shall continue to and including December 31, 2020. Thereafter, subject to your continued employment as a non-executive employee during the Transition Period, you will receive an aggregate payment of $66,000 (the “Transition Period Payment”), with such aggregate amount to be paid in equal installments during the Transition Period on the Company’s regular payroll dates, subject to all required and authorized withholdings and deductions, including but not limited to, all applicable federal, state and local withholding taxes; and

h.

Upon receipt of an invoice demonstrating that you have paid the attorneys and advisers representing your interests regarding your exit terms at least $25,000 for their services, you will be reimbursed for $25,000 with no withholdings or deductions, If your documented expenses for those services are less than $25,000, you will be reimbursed the lesser amount.

For the avoidance of doubt, you will not be eligible to participate in the Company’s discretionary incentive plan after December 31, 2020 and you will not receive accelerated vesting of any outstanding Stock Performance-Based Equity Awards or TSR Performance-Based Equity Awards as of the Termination Date other than as authorized by this Agreement.

4.

Equity Awards. Other than as provided in this Separation Agreement, in accordance with the relevant provisions of the Company’s Amended and Restated 2012 Equity Incentive Plan and/or the Company’s Amended and Restated 2013 New Employee Inducement Incentive Plan, as may be amended from time to time (collectively, the “Plans”) and your award agreements, all of your outstanding unvested Equity Awards (as defined in the Policy), including, but not limited to, unvested restricted stock units and performance share units will be forfeited and terminated automatically effective upon the Termination Date, after taking into account the accelerated vesting described in Section 3(e) above.

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5.

Wages, Benefits and Insurances Cease. 8x8 will pay you all wages and all accrued but unused paid time off through the Termination Date and, subject to your submission of an expense report and receipts for all business-related expenses, will reimburse you for all reasonable business expenses incurred prior to the Termination Date. Your rights and obligations under any applicable ERISA 401(k) plan and any other ERISA retirement plan(s) and any loans extended thereunder shall be in accordance with the written terms of the plan(s) and applicable law. Other than as set forth in this Agreement, you acknowledge and agree that (a) you will receive no wages, commissions, bonuses, severance pay, paid time off or other compensation or benefits, or payments, or remuneration of any kind or nature from 8x8 or its affiliates, and (b) except as required by COBRA or corresponding state law, following the Termination Date you shall not have any right to continue to participate in, and to receive benefits under, any group medical, dental, life, disability or other group insurance plans of the Company or its affiliates, as well as under the educational assistance, holiday, and other benefit plans and policies of the Company or its affiliates.

6.

Protection of Proprietary and Confidential Information. Subject to applicable law and the permitted disclosures set forth in this Separation Agreement, you promise and agree that you will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company and/or its affiliates, or any of their respective vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. You acknowledge and affirm in its entirety the IP Agreement.

7.

Confidentiality; Non-Disparagement. Except to the extent disclosed by the Company in compliance with the rules and regulations of the Securities and Exchange Commission (including any requirement to file this Separation Agreement with Securities and Exchange Commission), and subject to the permitted disclosures set forth in Section 9 of this Separation Agreement, the subject matter and terms of this Separation Agreement shall be deemed “confidential information” within the meaning of the IP Agreement. You further agree that you will not disparage 8x8, its employees, officers or directors, in any manner likely to reflect negatively on its/their business or personal reputations, and the Company agrees that it will instruct its officers and directors not to disparage you in any manner likely to reflect negatively on your personal reputation. Neither the Company nor you presently believe to the best of your knowledge that you have a basis to disparage the other, provided, however, nothing in this Separation Agreement shall prohibit you or the Company’s directors or officers from truthfully participating in an investigation conducted by any government agency, complying with a subpoena or other court order, providing information otherwise required by law and/or other activities excluded from confidentiality obligations as set forth in Section 9 below.

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8.

No Conflict of Interest. You represent and warrant that there are no actual or potential conflicts of interest concerning the services to be performed under this Agreement during the Transition Period. You agree that during the Transition Period, you owe a duty of loyalty as an employee of the Company and thus, you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, become employed or engaged by or in any other manner engage in any business, trade, profession or other activity that directly or indirectly competes in any way with the Company, which includes, without limitation, providing services to, or being engaged or employed by, any of the following companies, which would place you in a conflict of interest with the Company: RingCentral, Inc., Zoom Video Communications Inc., Vonage Holdings Corp., Microsoft Corporation, Cisco Systems, Inc., Five9, Inc., LogMeIn, Inc., Avaya Inc., Dialpad, Inc., Fuze, Inc., Masergy Communications, Inc., Genesys Telecommunications Laboratories, Inc, Verizon, AT&T, Vodafone Group Plc and Oracle Corporation. You also agree that during the Transition Period, you shall not engage in any activity that would otherwise be prohibited during the applicable period of the employee non-solicitation provision set forth in Section 5 of the IP Agreement. You represent and warrant that you have not brought and shall not bring to the Company or use in the performance of your duties any materials or documents of another party considered confidential unless you have first obtained written authorization from such party for the possession and use of such materials and have received the Company’s prior written consent to use such materials. You agree to advise the Company at such time as any activity of either the Company or another business presents you with a conflict of interest or the appearance of a conflict of interest. You shall take whatever action is requested by the Company to resolve any conflict or appearance of conflict which it finds to exist. You agree that you shall remain subject to all of the Company’s conflicts of interest and related policies during the Transition Period.

9.	DTSA and Permitted Disclosures.

a.

Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

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b.

Notwithstanding anything contained in this Separation Agreement or the IP Agreement, you may disclose Company confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Further, nothing in any agreement you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

10.

Return of Company Property. You agree that upon the end of the Transition Period or within five (5) days of any earlier date requested by the Company, you shall return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, iPad, tablet, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you at any time discover that you have retained any Company proprietary or confidential information in violation of this Section 10, you agree immediately upon discovery to contact the Company and make arrangements for returning the information. Notwithstanding the foregoing, you may retain copies of all records relating to your compensation and other records required by you for your income tax purposes, as well as your personal items, souvenirs and gifts.

11.

Release of Claims . In exchange for the good and valuable consideration herein, to the maximum extent permitted by applicable law, you, on behalf of yourself and your heirs, personal representatives, successors, spouses, registered domestic partners, children, and assigns, (collectively, the “Releasors”) (a) hereby release, waive and forever discharge 8x8, its respective current and former officers, directors, employees, agents, stockholders, subsidiaries, predecessors, related companies, parent companies, companies with common or related ownership, successors, assigns, ERISA plans, trustees and administrators of ERISA plans, attorneys, owners and affiliates (the “Released Parties”) from any and all claims, liens, demands or liabilities whatsoever, whether known or unknown or suspected to exist by you, which you ever had or may now have against 8x8, or any of the other Released Parties, including any claims under the Company’s benefit plans or any other equity or equity-related plan of 8x8, or any award agreement thereunder and (b) agree not to sue or bring any claim against 8x8 for any reason whatsoever, in each case subject to applicable law and any exclusions specified below. The release and covenant not to sue in this Section 11 include, without limitation, any claims, liens, demands, attorneys’ fees or liabilities in connection with your employment with 8x8 and the termination of that employment, pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements. This release and covenant do not cover any rights or claims you may have under this Separation Agreement or that may arise after the date on which it is signed. Also excluded from this release and covenant are any rights that you have to an indemnity and defense from the Company by virtue of your employment or Board of Director service and any claims which cannot be waived by law, including but not limited to claims for workers’ compensation, unemployment, the right to reimbursement of business expenses and the right to file a charge or participate in any investigation conducted by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or a similar government agency. This release does not in any way waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, this release and covenant does not cover any rights or claims you may have as stockholder of the Company or any of the other Released Parties or with respect to any of your vested Equity Awards (after taking into consideration Section 3 above, and as defined in the Policy), which are subject to the terms and conditions of the Plans and your award agreements .

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12.

Examples of Laws Released. The laws under which you, on behalf of yourself and the Releasors, release 8x8 and the other Released Parties from any claims under Section 11 above include, but are not limited to, contract law, common and statutory law regarding employee benefits, tort law, defamation law, wrongful discharge law, privacy rights, whistleblower protections, constitutional protections, wage and hour law, the California Fair Employment and Housing Act and any similar state law (which may include claims for retaliation and/or discrimination and harassment based on age, gender, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, religious creed, pregnancy, veteran or military status and other protected classes), the Federal Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income and Security Act, the Family and Medical Leave Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, wage and hour law, the Labor Management Relations Act, and any and all protections pursuant to any state’s Labor Code (to the extent waivable) including, the California Fair Employment and Housing Act, California Family Rights Act, California Spousal Military Leave Law, California WARN Act, the California Labor Code, and the California Private Attorney General Act, in each case to the maximum extent available under, and subject to, applicable law. For avoidance of doubt, and without limiting any other provision hereof, the release includes claims for any and all disputed back pay, front pay, wages, commissions, overtime compensation, penalties, accrued paid time off and attorneys’ fees, to the maximum extent available under, and subject to, applicable law, and all claims under your offer letter, the Employment Agreement, the Policy and, except as set forth in the last sentence of Section 11 above, all claims under any other contract, plan or policy between the you and the Company or any of the other Released Parties.

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13.

Waiver of Unknown Claims . This Separation Agreement is intended to be effective as a general release of and bar to all claims as stated in this subsection. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542 and any similar applicable laws. California Civil Code Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Separation Agreement, and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all claims that might arise as a result of such different or additional claims or facts.

To the best of each other’s knowledge, neither the Company nor you are aware of any facts that would give rise to a claim against the other Party as of the date you each execute this Separation Agreement and are not aware of any claim having been filed against the other Party in connection with Employee’s employment at the Company.

14.

Certification of No Work-Related Injuries. You agree, warrant and covenant that, to the best of your knowledge, you have not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of your employment with 8x8 and certify that you have not failed to report any work-related occupational injuries or diseases arising out of or in the course of your employment with 8x8.

15.

Cooperation. You agree, in accordance with Section 7(c) of the Employment Agreement, that during and following the Consulting Period, you shall fully cooperate with the Company in the defense of any action brought against the Company by any third party.

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16.	Early Termination of the Transition Period.

a.

With or Without Cause: The Company may terminate the Transition Period with or without Cause and with or without advance notice. “Cause” shall have the meaning previously defined in this Separation Agreement.

b.	Voluntary Termination: You may terminate the Transition Period for any or no reason.

17.	Effect of Early Termination of the Transition Period.

a.

Voluntary Termination or Termination for Cause: If you terminate the Transition Period for any reason prior to the Termination Date, or the Transition Period is terminated by the Company for Cause prior to the Termination Date, your Transition Period Payment will cease on the effective date of the termination of the Transition Period.

b.

Termination without Cause: If the Transition Period is terminated by the Company without Cause prior to the Termination Date, your Transition Period Payment will continue to be paid until the Termination Date without regard to your termination without Cause.

18.

Sole and Entire Agreement. Other than the agreements and obligations referenced in this Separation Agreement as they may be modified herein, it is understood and acknowledged that there are no other agreements or understandings between you and 8x8 about or pertaining to the termination of your employment with 8x8, or 8x8’s obligations to you with respect to such termination, or any other matter covered by this Separation Agreement and the IP Agreement attached hereto, pursuant to which your obligations therein shall continue to apply.

19.	Non-Admission of Liability. This Separation Agreement shall not be construed to be an admission of any liability to you or to any other person.

20.

Construction and Severability. The invalidity or unenforceability of any particular provision of this Separation Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such obligations shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.

21.	Choice of Law. Except as provided for in Section 22 below, this Separation Agreement is to be governed by California law.

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22.

Arbitration. Except as prohibited by law, any legal dispute between you and the Company (or between you and any of the Released Parties, each of which or whom is hereby designated a third party beneficiary of this Separation Agreement regarding arbitration) arising out of your employment, termination of employment or this Separation Agreement (a “Dispute”) will be resolved through binding arbitration. The Company will pay the costs of the arbitration, with each Party to bear its own attorneys’ fees except if authorized by applicable law. The Parties understand and agree that this arbitration provision is governed by the Federal Arbitration Act, 9, U.S.C., § 1, et seq., and that by entering into this arbitration provision they are waiving their respective rights to bring such Dispute to court, including any right to a jury trial. The arbitration shall be held in Santa Clara County, California, and shall be administered by JAMS in accordance with the existing employment arbitration rules of JAMS. Nothing in this arbitration provision is intended to limit any right that you may have to file a charge or claim with (or, to the extent not barred by the release, to obtain relief from) the National Labor Relations Board, or other federal or state administrative body, government agency or self-regulatory organization. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class or collective basis, and hereby waive any right to bring class wide or collective claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL, SUBJECT TO APPLICABLE LAW. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

23.

Re-Execution; Second Release Effective Date. Notwithstanding anything in this Separation Agreement to the contrary, you must re-execute this Separation Agreement on or within twenty-one (21) days following the earlier of (i) the Termination Date or (ii) if applicable, a termination without Cause during the Transition Period, in each case in order to receive a final payment equivalent to $66,000 within ten (10) days following the Second Release Effective Date (as defined below), provided that you remain engaged by the Company for the entirety of the Transition Period in (i) above, or until the termination without Cause during the Transition Period in (ii) above, and, provided, further, that you do not timely revoke the release as provided for herein. You acknowledge and agree that you will have had at least twenty-one (21) days to consider the terms of this Separation Agreement, including the release provisions this Separation Agreement, before re-executing this Separation Agreement at such time. You understand that you have seven (7) days after re-executing this Separation Agreement to revoke the release delivering written notice of revocation to Matthew P. Zinn, at 675 Creekside Way, Campbell, California, 95131, by certified mail before the end of this seven (7)-day period. Your re-execution of this Separation Agreement will not become effective until the eighth (8th) day after the date you have re-executed it (the “Second Release Effective Date”). If you do not remain employed by the Company for the entirety of the Transition Period or until a termination without Cause, as applicable, you do not re-execute this Separation Agreement on or within the twenty-one (21)-day period as specified herein, or you timely revoke your re-execution as specified herein, the Company shall have no obligation to provide you with the a final payment of $66,000. Your failure to re-execute this Separation Agreement on or within the twenty-one (21) days specified herein, or your timely revocation of such re-execution as specified herein, in no way affects your prior release of claims under this Separation Agreement including, for the avoidance of doubt, all claims relating to the separation of your employment with the Company. By your re-execution of this Separation Agreement, you acknowledge and agree that you have been fully paid all earned amounts and benefits and that the release provisions set forth in this Agreement shall be deemed to cover any claims which you or any of the other Releasors had, may have had, or thereafter may have against the Company or any other Released Party by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date on which you re-execute this Separation Agreement, including without limitation, under the ADEA.

Signature Page Follows

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IN WITNESS WHEREOF, each party has executed this Separation Agreement as of the date set forth below next to its signature.

This Separation Agreement may be executed in one or more counterparts, each of which shall be an original, and both of which together shall constitute the same instrument. An electronic signature has the same force and effect as an original signature.

Dated:	December 9, 2020	/s/ Vikram Verma

(may only be executed on or before December 9, 2020)	Vikram Verma

8x8, Inc.

Dated:	December 9, 2020	By:	/s/ Jaswinder Pal (J.P.) Singh

Name: Jaswinder Pal (J.P.) Singh
Title: Lead Director of the Board of Directors

RE-EXECUTED:

Agreed to and Accepted By:

By:

Vikram Verma

Date:

(may only be re-executed on or within the period ending on the twenty-first (21st) calendar day following the earlier of (i) the Termination Date or (ii) a termination without Cause during the Transition Period)

ATTACHMENT A

Confidential Information, Non-Disclosure and

Invention Assignment Agreement

This Agreement is made between 8x8, Inc. (hereinafter “8x8” or “the Company”) and Vikram Verma (hereinafter “I”, “me” or “EMPLOYEE”).

I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to any information (i) applicable to the business of the Company; or (ii) applicable to the business of any client or customer of the Company which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment. In consideration and as a condition of my employment with 8x8, Inc., its subsidiaries, affiliates, successors or assigns (together “the Company”), and in consideration of my employment with the Company and receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1)

At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time by the Company or me, for any reason or no reason, with or without cause or prior notice. No manager, officer, agent, or other employee of the Company may make any agreement with me for any specific period of employment, for indefinite employment, for employment in a specific position or at a specific rate of pay, or for continuing or long term employment, except in writing, signed by the Chief Executive Officer of the Company. Nothing in this Agreement, the Company’s Employee Handbook or other policies, benefit plan descriptions, or any other document creates or is intended to create a promise or representation of continued or indefinite employment, except for a specific agreement, in writing, signed by the Chief Executive Officer. I agree to abide by the policies and practices of the Company in effect during my employment, as they may be changed from time to time.

2)	Confidential Information.

a)

Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, or corporation without written authorization of the Chief Executive Officer of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer and prospective customer lists (including, but not limited to, lists of customers and/or prospective customers of the Company on whom I call during my employment or with whom I become acquainted during my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally, or by drawings or observation of parts or equipment. This Confidential Information is of substantial value and highly confidential, is not known to the general public, is the subject of reasonable efforts to maintain its secrecy, includes the professional and trade secrets, and is being provided and disclosed to me solely for use in connection with and during my employment with the Company. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further understand that nothing in this Agreement is intended to limit my rights to discuss the terms and conditions of employment with others or to infringe upon my rights under the National Labor Relations Act (“NLRA”) and applicable state law.

b)

Defend Trade Secrets Act. I understand that I am not prohibited from disclosing trade secrets, nor shall such actions give rise to any criminal or civil liability, if such disclosure is made (a) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to Section 7(b)(5) of the Defend Trade Secrets Act, nothing in this paragraph “shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.”

c)

Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information belonging to third parties, including but not limited to customers and prospective customers. I agree not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my responsibilities for the Company consistent with the Company’s agreement with such third party.

d)

Information Demanded by Subpoena. If pursuant to subpoena (or otherwise) during my employment or thereafter, a demand is made upon me to disclose Company or Third Party proprietary or confidential information by compulsion of law, I shall promptly notify the Company in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure or to otherwise respond to any such compulsion if it desires to do so. Such notices shall be provided to the Company’s General Counsel.

e)

Ownership, Return and Inspection of Confidential and Work Product Materials. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, furnished to me by the Company, its customers or vendors or by third parties with whom I do business as an employee of the Company, or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. This includes any rolodex and/or digital contacts that I compile as I collect business cards during the course and scope of my employment for the Company. I shall return and deliver all such property upon termination of my employment by me or by the Company for any reason, and I will not take with me any such property or any reproduction of such property upon such termination. I further agree that any property or applications situated on the Company’s premises (physical or virtual) and owned by the Company, including computers, computer files, e mail, voice mail, disks and other storage media disks, filing cabinets or other work areas, remains the property of the Company (notwithstanding being referenced as “my” desk, “my” computer, etc.) and is subject to inspection by Company personnel at any time with or without notice.

f)

Non-Disclosure of Confidential Information Extends Beyond Termination. I understand that my non-disclosure obligations hereunder shall continue in effect beyond the termination of my employment with the Company. I further understand that I may not disclose the Confidential Information, as defined hereunder, unless I can first establish that such information is publicly available through no fault or act of mine. This obligation shall be binding on my assigns, heirs, executors, administrators, and other legal representatives.

3)	Inventions.

a)

Inventions Retained and Licensed. I have hereto attached, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, belong to me, and do not relate to the Company’s proposed business, products, or research and development (collectively referred to as “Prior Inventions”). These inventions are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b)

Assignments of Inventions. I agree that I will promptly make full written disclosure to the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which I solely or jointly conceive or develop or reduce to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in section 3.f. below. I further acknowledge that all original works of authorship which are made by me solely or jointly with others, within the scope of and during the period of my employment with the Company, and which are protectable by copyright are “work made for hire,” as that term is defined in the United States Copyright Act.

c)

Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

d)

Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format (in writing or electronic) that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

e)

Patent and Copyright Restrictions. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights relating to patents, mask works or other intellectual property rights in any and all countries. Such assistance shall include the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to: i) apply for and obtain such rights, and ii) assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or paper shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright restrictions covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for an in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

f)

Exception to Assignments. I understand that the provisions in this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4)

Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer regarding my rights and obligations under this agreement.

5)

Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or to attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

6)

Conflict of Interest Guidelines. The Company conducts its affairs in strict compliance with the letter and spirit of the law and adheres to the highest of business ethics. All officers and employees must avoid activities that are in conflict, or give the appearance of being in conflict, with the interests of the Company. I agree to diligently adhere to the Conflict of Interest Guidelines below. Following are examples of potentially compromising situations that must be avoided. Any exceptions must be reported to the Chief Executive Officer of the Company and written approval for continuation must be obtained.

a)

Working as an employee or consultant with firms that have business relationships with the Company or firms that have competitive interests adverse to the Company at the same that that I am employed by the Company. This includes outside employment that affects working efficiency or utilizes staff, equipment, supplies or the physical plant of the Company.

b)	Accepting or offering gifts, excessive entertainment, favors or payments that may be deemed illegal, improper or embarrassing to the Company.

c)

Initiating or approving personnel actions affecting reward or punishment of employees or applicants wherein there is a family relationship or is (or appears to be) a personal/social involvement. Acts of favoritism or harassment will be considered violations of this policy whether or not any employee complains.

d)	Investing in suppliers, customers or competing companies, including financial speculation, where such investments might influence or create the perception of influencing any Company-related decision.

e)	Borrowing from or lending to employees, customers or supplier companies.

f)	Acquiring real estate of interest to the Company.

g)	Holding outside directorships.

Each officer and employee must take every necessary action to ensure compliance with these guidelines and to bring any related issues to the attention of higher management for review. Violations of this Conflict of Interest policy may result in discharge without warning.

7)

Non-Disclosure Of Prior Employer’s Proprietary, Confidential or Trade Secret Information. I represent that my performance of all the terms of this Agreement and that my employment by the Company does not and will not breach any agreement to keep in confidence proprietary, confidential, or trade secret information of another entity or person acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. During my employment with the Company, I will not use or disclose any proprietary, confidential or trade secret information, if any, of any former employer, and I have not brought and will not bring onto the premises of the Company, have not stored and will not store on any Company hardware or storage device or folder, or use in the performance of my responsibilities at the Company any equipment, supplies, facility, electronic media, software, or proprietary, confidential or trade secret information of any former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

8)

Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary, confidential, or trade secret information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

9)

Equitable Relief. I acknowledge and agree that the restrictions set forth in paragraphs 2, 3, 5, and 7 of this Agreement are fair and reasonable, and are reasonably required for the protection of the Company’s legitimate business interests.

10)

I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in sections 2, 3 and 5 herein. Accordingly, I agree that if I breach any of these sections, the Company will have available, in addition to any other rights or remedies available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of the Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11)	General Provisions.

a)

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

b)

Freedom to Enter into This Agreement. I represent and warrant that I am free to enter into this Agreement and to perform each of the terms and covenants of it. My execution and performance of this Agreement is not a violation or breach of any other agreement between me and any other person or entity.

c)	All Modifications Must Be in Writing. This Agreement may not be modified or changed except by a writing signed by both me and the Chief Executive Officer of the Company.

d)

Consultation with Counsel. I hereby certify that the Company has advised that I consult with counsel prior to signing this Agreement, and that the Company has given me a reasonable opportunity to raise any issues, questions or concerns that I may have concerning the provisions of this Agreement.

e)

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modifications of or amendments to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change in my duties, salary or compensation will not affect the validity or scope of this Agreement.

f)	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

g)

Successors and Assigns. This agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[SIGNATURES ON NEXT PAGE]

I have carefully read this Confidential Information, Non-Disclosure and Invention Assignment Agreement and fully understand its contents. I am aware that this is a contract between 8x8, Inc. and myself and sign it of my own free will.

Executed at San Jose, CA, on the 9th day of December, 2020.

/s/ Vikram Verma

Employee Signature

Vikram Verma

Print Name

Exhibit A

List of Prior Inventions

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional sheets attached

I confirm that the inventions listed above do not qualify fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870.

/s/ Vikram Verma
Signature

Vikram Verma
Print name

December 9, 2020
Date

Exhibit B

California Labor Code Section 2870

Employment Agreements; Assignments of Rights

Following is an excerpt from the California Labor Code for Assignments of Rights of an invention in Employment Agreements.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ATTACHMENT B

8X8 INC	PLANNING SUMMARY	Page:	1

	GRANTS OUTSTANDING WITH SHARES UNVESTED	File:	Plngoutu

	AS OF 04/15/2021	Date:	12/08/2020

	Performance Based On: Grant Shares	Time:	10:13:49PM

Expected Annual Dividends(%): 1.0%

Report Type: All

Participant ID is 001970

		Grant	Plan/			Vested	Accelerated	Forfeited
Name	Number	Date	Type	Outstanding	Price	04/15/2021	04/15/2021	04/15/2021
Verma, Vikram	00003545	01/19/12	2006/NQ	75,000	$4.2600	75,000	0	0
Verma, Vikram	00003689	09/09/13	2012/NQ	300,000	$9.7000	300,000	0	0
Verma, Vikram	00004331	10/21/14	12A/NQ	126,290	$6.8600	126,290	0	0
Verma, Vikram	00006550	09/19/17	12A/RSU	30,031	$0.0000	0	30,031	0
Verma, Vikram	00008126	10/23/18	12A/RSU	32,647	$0.0000	8,162	24,485	0
Verma, Vikram	00009336	09/17/19	12A/RSU	55,292	$0.0000	13,823	27,646	13,823
Verma, Vikram	00008127	10/23/18	12A/PSU	73,529	$0.0000	0	0	73,529
Verma, Vikram	00009358	09/17/19	12A/PSU	124,533	$0.0000	0	0	124,533

Account: Verma, Vikram		TOTALS		817,322		523,275	82,162	211,885

B-1